Exhibit 5.1

June 6, 2013
Fulbright & Jaworski LLP 1301 McKinney, Suite 5100 Houston, Texas 77010-3095 United States Tel +1 713 651 5151 Fax +1 713 651 5246 nortonrosefulbright.com

Rosetta Stone Inc.

1919 North Lynn St., 7th Fl.

Arlington, Virginia 22209

Ladies and Gentlemen:

We have acted as counsel to Rosetta Stone Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3, as amended (Registration No. 333-188444) (the “Registration Statement”), including the prospectus constituting a part thereof, dated May 30, 2013, as supplemented by the final prospectus supplement dated June 6, 2013 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the issuance and sale by the Company of 10,000 shares (the “Company Shares”) of the Company’s common stock, par value $0.00005 per share (the “Common Stock”), and (ii) the sale by the Selling Stockholders identified in the Prospectus of 3,490,000 shares of Common Stock, and up to 525,000 additional shares of Common Stock pursuant to the over-allotment option granted by the Selling Stockholders to the underwriters in the manner set forth in the Prospectus (the shares of Common Stock described in clause (ii) are collectively referred to as the “Selling Stockholder Shares” and the shares of Common Stock described in clauses (i) and (ii) are collectively referred to as the “Shares”).

In arriving at the opinion expressed below, we have examined (i) the Registration Statement, including the Prospectus, (ii) the Company’s Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, (iii) resolutions of the Company’s Board of Directors and the Pricing Committee of the Company’s Board of Directors relating to the authorization of the issuance of the Shares subject to the Registration Statement and relating to the offering, and (iv) the Underwriting Agreement, dated June 6, 2013 (the “Agreement”), among  Robert W. Baird & Co. Incorporated and William Blair & Company, L.L.C., as the representatives of the several underwriters listed on Schedule II thereto, the Company, and the Selling Stockholders.

In connection with the foregoing, we also have examined originals or copies of such corporate records, as applicable, of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other records, agreements, instruments and other documents as we have deemed necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the due authorization, execution and delivery by the parties thereto of all documents examined by us and the legal capacity of each individual who signed any of those documents.

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Based upon the foregoing, and upon such further examination as we have deemed relevant and necessary, we are of the opinion that (i) the Selling Stockholder Shares are validly issued, fully paid and nonassesable and (ii) the Company Shares, when issued and paid for in the manner contemplated by the Agreement, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and Prospectus and to the references to our firm therein. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Fulbright & Jaworski LLP

Fulbright & Jaworski LLP